Exhibit 99.1
ManTech Announces Financial Results for
Second Quarter of 2014

•	Increase in Revenues, Operating Income, and Bookings compared to Q1 FY14

•	Revenues: $463.4 million

•	Operating Income: $24.1 million

•	Diluted EPS: $0.21

•	Acquisition of 7DELTA to bolster Federal health IT business

FAIRFAX, Va., July 30, 2014 (GLOBE NEWSWIRE) – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the second quarter of fiscal year 2014, which ended June 30, 2014.

“Operating performance in the second quarter improved across the board compared to the first quarter of 2014, with increases in revenues, operating margin, operating income, and bookings," said ManTech Chairman and Chief Executive Officer George J. Pedersen. "We are benefiting from strong positioning in cyber and intelligence on an organic basis, as well as in the healthcare and homeland security markets from recent acquisitions. Revenues in support of critical missions in Afghanistan will level, reducing headwinds to growth. We will leverage our excellent reputation for program performance and our strong balance sheet to grow ManTech in key technical areas."

Summary Operating Results

Revenues for the quarter were $463.4 million. Quarterly revenues were up from $452.0 million in the first quarter of 2014, driven by the contributions of recent acquisitions in fast growing markets. Quarterly revenues decreased from $605.1 million in the second quarter of 2013, primarily as a result of contracts supporting the U.S. Army, especially as mission requirements fell in conjunction with the U.S. military withdrawal from Afghanistan.

Operating income was $24.1 million for the quarter. Quarterly operating margin of 5.2% demonstrated a sequential improvement of 80 basis points as the result of improved contract fees. During the quarter, the company redeemed all of the outstanding $200 million principal amount of its Senior Notes. The redemption will generate annual pre-tax savings of approximately $15 million in interest expense but resulted in a one-time charge of $10.1 million. Including the redemption cost, net income was $7.7 million for the quarter, which resulted in diluted earnings per share of $0.21.

Cash Management and Capital Deployment

The company used $2 million of net cash flow to fund operating activities in the quarter. Year-to-date, cash flow from operations has totaled $60 million or 3.5 times net income. Days sales outstanding (DSO) were 79 days, an increase of 1 day compared to the first quarter of 2014.

During the quarter, the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of June 6, 2014. The company also invested $80.0 million to acquire 7DELTA INC, a leading provider of advanced information solutions and services to federal health clients. 7DELTA holds a prime position on the Department of Veterans Affairs (VA) $12 billion Transformation Twenty-One Total Technology (T4) acquisition program.

On June 13, 2014, the company amended and restated its $500 million revolving credit facility, which now has a maturity date of June 13, 2019. As of June 30, 2014, the company had $31 million in cash and cash equivalents and $55 million in borrowings in support of the 7DELTA acquisition.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on September 19, 2014 to all common stockholders of record as of September 5, 2014 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $424 million in the quarter, representing a book-to-bill ratio of 0.9. Given improved clarity of funding levels throughout the government, the company had expected more adjudications in the quarter. Proposal activity remains high, and the third quarter should see significant awards as well as the submittal of significant new business proposals. The company’s backlog of business at the end of quarter was $3.8 billion, of which $1.0 billion was funded.

Forward Guidance

The company is revising its expected revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2014 Guidance
Revenue (million)	$1,900
Net Income (million)	$48
Diluted Earnings per Share	$1.30

ManTech Chief Financial Officer Kevin M. Phillips said, “The second quarter financial results were consistent with our expectations, but new business awards continue to be delayed. We expect that awards in the remainder of the year will support growth in 2015. I am excited about the number of large proposals in our pipeline and our positioning in areas of importance to our customers. Cash flow should be very positive for the remainder of the year, which will further strengthen our balance sheet for additional acquisitions.”

Conference Call

ManTech executive management will hold a conference call on July 30, 2014, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 63498107. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the healthcare and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech's expertise includes cyber security; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; healthcare analytics and IT; global logistics support; test and evaluation; and environmental, range and sustainability services. We support major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities or other federal budget constraints generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations or address budgetary constraints or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors' protests of contract awards received by us or other factors; renegotiation, modification or termination of our contracts; failure to perform in conformity with contract terms or our expectations; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; failure to maintain strong relationships with other contractors; adverse results of U.S. government audits or other investigations of our government contracts; and disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 21, 2014, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Amounts)

	(unaudited)
	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$30,675	$269,001
Receivables-net	408,063	457,898
Prepaid expenses and other	19,486	19,384
Contractual inventory	295	3,962
Total Current Assets	458,519	750,245
Goodwill	850,915	752,867
Other intangible assets-net	162,844	152,523
Employee supplemental savings plan assets	31,540	31,765
Property and equipment-net	28,372	30,156
Other assets	4,837	5,846
TOTAL ASSETS	$1,537,027	$1,723,402
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$180,413	$226,287
Current portion of debt	55,000	—
Accrued salaries and related expenses	54,585	56,617
Billings in excess of revenue earned	13,050	13,781
Total Current Liabilities	303,048	296,685
Long-term debt	—	200,000
Deferred income taxes-non-current	53,789	48,093
Accrued retirement	31,822	33,565
Other long-term liabilities	11,312	11,288
TOTAL LIABILITIES	399,971	589,631
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,315,752 and 24,245,893 shares issued at June 30, 2014 and December 31, 2013; 24,071,639 and 24,001,780 shares outstanding at June 30, 2014 and December 31, 2013	243	242
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at June 30, 2014 and December 31, 2013	132	132
Additional paid-in capital	425,378	423,787
Treasury stock, 244,113 and 244,113 shares at cost at June 30, 2014 and December 31, 2013	(9,158)	(9,158)
Retained earnings	720,597	718,892
Accumulated other comprehensive loss	(136)	(124)
TOTAL STOCKHOLDERS’ EQUITY	1,137,056	1,133,771
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,537,027	$1,723,402

MANTECH INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended June 30,		(unaudited) Six months ended June 30,
	2014	2013	2014	2013
REVENUES	$463,381	$605,129	$915,414	$1,251,137
Cost of services	399,789	523,039	792,798	1,085,336
General and administrative expenses	39,522	43,419	78,504	90,759
OPERATING INCOME	24,070	38,671	44,112	75,042
Loss on extinguishment of debt	(10,074)	—	(10,074)	—
Interest expense	(1,106)	(4,062)	(5,225)	(8,113)
Interest income	31	113	208	226
Other income (expense), net	8	(90)	(33)	(44)
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	12,929	34,632	28,988	67,111
Provision for income taxes	(5,156)	(13,081)	(11,524)	(25,380)
Equity in losses of unconsolidated subsidiaries	(65)	—	(122)	—
NET INCOME	$7,708	$21,551	$17,342	$41,731
BASIC EARNINGS PER SHARE:
Class A common stock	$0.21	$0.58	$0.47	$1.13
Class B common stock	$0.21	$0.58	$0.47	$1.13
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.21	$0.58	$0.47	$1.12
Class B common stock	$0.21	$0.58	$0.47	$1.12

MANTECH INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Six months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,342	$41,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,251	15,332
Loss on extinguishment of debt	10,074	—
Deferred income taxes	5,288	11,647
Stock-based compensation	2,249	2,778
Loss on retirement of property and equipment	221	—
Equity in losses of unconsolidated subsidiaries	122	—
Excess tax benefits from the exercise of stock options	(41)	(46)
Gain on sale of property and equipment	—	(400)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	70,579	37,705
Contractual inventory	3,668	34,762
Prepaid expenses and other	223	11,625
Accounts payable and accrued expenses	(56,588)	(77,730)
Accrued salaries and related expenses	(6,024)	12,493
Billings in excess of revenue earned	(879)	(2,007)
Accrued retirement	(1,743)	94
Other	252	1,154
Net cash flow from operating activities	59,994	89,138
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(123,079)	(11,382)
Investment in capitalized software for internal use	(5,134)	(1,249)
Purchases of property and equipment	(1,749)	(3,762)
Investment in unconsolidated subsidiaries	(54)	—
Proceeds from sale of property and equipment	—	400
Proceeds from sale of investment	—	239
Net cash flow from investing activities	(130,016)	(15,754)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of senior unsecured notes	(207,250)	—
Borrowings under revolving credit facility	80,000	—
Repayments under revolving credit facility	(25,000)	—
Dividends paid	(15,646)	(15,577)
Debt issuance costs	(1,687)	—
Proceeds from exercise of stock options	1,238	829
Excess tax benefits from the exercise of stock options	41	46
Net cash flow from financing activities	(168,304)	(14,702)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(238,326)	58,682
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	269,001	134,896
CASH AND CASH EQUIVALENTS, END OF PERIOD	$30,675	$193,578

ManTech International Corporation
Stuart Davis, (703) 218-8269
stuart.davis@mantech.com

ManTech-F